Exhibit 99.1
MEDIA CONTACT: Rose B. Cummings
SunCom Wireless
(704) 858-5199
rocummings@suncom.com
ANALYST CONTACT: Steve Somers, CFA
Executive Director of Investor Relations
& Corporate Development
(610) 651-5900
ssomers@suncom.com
SUNCOM WIRELESS CHAIRMAN AND CEO KALOGRIS
HOSPITALIZED AFTER AUTOMOBILE ACCIDENT
Board Appoints Eric Haskell As Interim CEO
And Scott Anderson As Interim Chairman
BERWYN, Pa. — May 9, 2006 - SunCom Wireless Holdings, Inc. (NYSE: TPC) announced today Chairman and Chief Executive Officer Michael E. Kalogris has been hospitalized with injuries from an automobile accident and will be taking a medical leave of absence. Until he returns, the SunCom Wireless Board of Directors has appointed Eric Haskell, currently executive vice president, chief financial officer and a director of SunCom Wireless, as interim CEO, focusing primarily on financial and strategic matters. He will work closely with Bill Robinson, executive vice president of operations. The Board has also appointed Scott Anderson, a member of the Board, as interim chairman.
Haskell has served as a director of SunCom Wireless since November 2003 and as executive vice president and chief financial officer since December 2005. In 2004, he retired as executive vice president and chief financial officer of Systems & Computer Technology Corporation (SCT) where he served since 1989.
Robinson joined SunCom in 1998 and has been in various operational leadership positions at the company as well as serving as controller. He was appointed executive vice president in 2004 and is responsible for the company’s day-to-day operations in the United States and Puerto Rico, including product development, sales and marketing, engineering, information technology, and customer care.
Anderson, a SunCom Wireless director since 1998, is a principal in Cedar Grove Partners, LLC, an investment and advisory partnership. He is also a member of Cedar Grove Investments, LLC, a seed capital investment fund. Previously, Anderson served as senior vice president of acquisitions and development with McCaw Cellular Communications/AT&T Wireless.
On behalf of the SunCom Board of Directors Anderson said: “The Board has the utmost confidence in Eric, Bill and their team to continue moving SunCom Wireless forward during this period. All of us at SunCom have Mike and the entire Kalogris family in our thoughts and look forward to Mike making a full and speedy recovery.”

About SunCom Wireless
SunCom Wireless is a leader in offering digital wireless communications services to consumers in the Southeastern United States, Puerto Rico and the U.S. Virgin Islands. With more than one million subscribers, SunCom is committed to delivering Truth in Wireless by treating customers with respect, offering simple, straightforward plans and by providing access to the largest GSM network and the latest technology choices. For more information about SunCom products and services, visit www.suncom.com or call 877-CALL-SUN (1-877-225-5786).
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